                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 8, 2021	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com
Energizer Holdings, Inc. Announces Fiscal 2021 First Quarter Results

•Strong top-line growth across both segments, with fiscal first quarter reported net sales of $848.6 million, up 15.2%, driven by organic growth of 12.7%1.

•Diluted net earnings from continuing operations per common share of $0.91 in the first fiscal quarter compared to $0.60 in the prior year first quarter. Adjusted Diluted net earnings from continuing operations per common share of $1.17 compared to $0.85 in the prior year first quarter1.

•Updating full year fiscal 2021 guidance for Adjusted earnings per share up to a range of $3.10 to $3.40.

•Refinanced existing debt with $1.2 billion in Term Loans resulting in $25 million of annual interest expense savings.

St. Louis —February 8, 2021—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2020.

"Energizer had a strong start to the year with solid first quarter results. We met elevated demand, while also reducing the incremental costs we incurred in the second half of fiscal 2020,” said Mark LaVigne, Chief Executive Officer. “As a result of the strong organic growth, improved operational execution, and the significant reduction in interest expense in the remainder of the year from our refinancing, we are raising our Adjusted earnings per share outlook for fiscal 2021. As we look ahead, we are squarely focused on driving the top-line momentum, executing with excellence and improving our margins.”

Top-Line Performance

For the quarter, demand across batteries, auto and lights in both segments was elevated, resulting in strong sales growth. Net sales were $848.6 million compared to $736.8 million in the prior year period.

	Q1	% Chg
Net sales - FY'20	$736.8
Organic	93.3	12.7%
Impact of FY 2021 Acquisitions	9.6	1.3%
Change in Argentina	2.8	0.4%
Impact of currency	6.1	0.8%
Net sales - FY'21	$848.6	15.2%

•Organic Net sales increased 12.7%, or $93.3 million, in the first fiscal quarter due to the following items:

◦New distribution, primarily in North America, contributed 5.5%;

◦Increased year-over-year replenishment volumes, primarily in North America, contributed 4%, driven by elevated demand in both battery and auto;

__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

◦Timing of activity between quarters contributed to the increase as we lapped the prior year shifting of holiday orders from the first quarter of fiscal 2020 into the fourth quarter of fiscal 2019. In addition, we experienced an acceleration of orders at the end of the current quarter driven by the timing of Brexit shipments and increased country lockdowns. These activities contributed 2.2%; and

◦Favorable pricing added 1%.

Gross Margin

Gross margin percentage on a reported basis was 39.8%, versus 40.9% in the prior year. Excluding the current and prior year costs related to acquisition and integration, adjusted gross margin was 40.7%, down 110 basis points from the prior year.

First Quarter
Adjusted Gross Margin - FY'20 (1)	41.8%
Incremental COVID-19 costs	(1.3)%
Mix and product cost impacts	(1.5)%
Lower margin rate profile of the FY 21 acquired businesses	(0.4)%
Synergy realization	1.8%
Currency impact	0.3%
Adjusted Gross Margin - FY'21 (1)	40.7%

Gross margin was impacted primarily by incremental COVID-19 costs, mix attributable to channel, customer and product as well as increased operating costs and to a lesser extent the lower margin rate profile of our acquisitions.
Direct incremental COVID-19 costs were largely related to air freight, fines and penalties and personal protection equipment necessary to meet the sustained, elevated demand over the last year. The additional product costs resulted from increased tariffs associated with higher volumes, commodity costs and transportation costs, consistent with global market inflationary trends.

Synergies of $13 million and favorable currency recognized more than offset the mix and product cost impacts.

Our previous outlook provided in November 2020 included an estimate for COVID-19 costs of approximately $15 million to be incurred in the first quarter. Our actual costs incurred and impacting gross margin were $11.7 million, about $3 million below our initial outlook. As we exit the first quarter, we believe the direct incremental costs we have been experiencing will significantly diminish over the remainder of the year.

Selling, General and Administrative expense (SG&A)

SG&A, excluding acquisition and integration costs, was 13.4% of net sales, or $113.7 million, compared to prior year of 15.1% of net sales, or $111.0 million. The decrease, as a percent of sales, was driven by synergy realization and reduced spending, due in part to travel restrictions imposed as a result of COVID-19. On an absolute dollar basis, adjusted SG&A increased $2.7 million driven in part by higher overheads associated with the top-line sales growth partially offset by synergies of $7 million and lower travel expense.(1)

Advertising and promotion expense (A&P)

A&P was 5.8% of net sales for the first fiscal quarter, a decrease of 60 basis points over the prior year. The absolute dollar increase was $2.8 million.

Earnings Per Share and Adjusted EBITDA	First Quarter
(In millions, except per share data)	2021	2020
Net earnings from continuing operations	$67.1	$45.8
Diluted net earnings per common share - continuing operations	$0.91	$0.60

Adjusted net earnings from continuing operations(1)	$86.2	$63.7
Adjusted diluted net earnings per common share - continuing operations (1)	$1.17	$0.85
Adjusted EBITDA(1)	$192.4	$163.8

The changes in Adjusted EBITDA and Adjusted diluted net earnings per common share - continuing operations for the quarter were driven by the organic revenue growth and synergy realization slightly offset by net COVID-19 costs of approximately $10 million and higher SG&A, on an absolute dollar basis.

The Company took advantage of favorable debt markets and refinanced its existing Revolver, Term Loans and Senior Notes with $1.2 billion in Term Loans, issued in two tranches of $550 million in December 2020 and $650 million in January 2021. We anticipate annual interest savings of approximately $25 million with approximately $19 million of savings to be realized over the remainder of fiscal 2021. The Company also amended certain covenants in its credit agreement, which will create additional capacity and flexibility.

Strong Free Cash Flow and Continued Return of Capital

•Generated strong cash flows from continuing operations of $76.3 million for the quarter and Adjusted Free Cash Flow from continuing operations of $90.2 million. The decrease from the prior year was primarily due to the expected impacts of working capital changes in quarter over quarter comparisons. In particular, the prior year first quarter benefited from a $30 million receipt of a valued added tax refund settlement. (1)

•Dividend payments in the quarter of approximately $22.7 million, or $0.30 per common share and $4.0 million, or $1.875 per share of mandatory preferred convertible stock.

•Repurchased approximately 500,000 shares of common stock for $21.3 million in the first fiscal quarter.

•Paid down over $80 million of long-term debt during the quarter, excluding refinancing activity.

•Net debt to credit defined EBITDA was 4.6 times at the end of calendar year 2020.

Financial Outlook and Assumptions for Fiscal Year 2021(1)

As a result of our first quarter results and the expected interest expense savings from the refinancing, we are updating our full year fiscal 2021 outlook for revenue growth and Adjusted EBITDA to the high end of our previously disclosed range and our Adjusted earnings per share range to $3.10 to $3.40. We expect no change to the previously disclosed adjusted free cash flow range based on working capital investments planned in the back half of fiscal 2021.

There continues to be significant uncertainty from the pandemic and the related impacts on consumer demand and costs to operate. We will continue to monitor these impacts closely and provide any updates to our outlook in future filings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/39124

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•global economic and financial market conditions, including those resulting from the COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets where we compete;
•competition in our product categories;
•changes in the retail environment and consumer preferences;
•demand, supply and operational challenges resulting from the COVID-19 pandemic;
•loss or impairment of our reputation or failure of our marketing plans;
•loss of any of our principal customers;
•our ability to meet our growth targets based on our product, marketing and operations innovation and our responses to competitive innovation and changing consumer habits;
•risks related to our international operations, including currency fluctuations and the impact of the United Kingdom’s exit from the European Union;
•our ability to protect our intellectual property rights;
•risks resulting from our reliance on certain significant suppliers, including interruptions in supply;
•the availability of raw materials and our ability to forecast customer demand and to manage production capacity;
•changes in production costs, including raw materials prices;
•disruption of our manufacturing facilities, supply channels or other business operations or those of our suppliers from events beyond our control;
•our ability to generate anticipated cost savings, successfully implement our strategies and efficiently manage our supply chain and manufacturing processes;
•the seasonality of sales and the impact of adverse weather during peak selling seasons for certain of our products;
•risks related to the performance of our key information technology systems;
•our operations’ dependence on information technology systems that are subject to data privacy regulations and are potential targets of cyberattack;
•the impact of significant debt obligations on our business and our ability to meet those obligations;
•potential losses or increased funding and expenses related to our pension plans;
•the accuracy of our estimates and assumptions on which our financial projections are based;
•our ability to successfully complete strategic acquisitions, divestitures or joint ventures and integrate acquired businesses;
•our ability to realize the anticipated benefits of the 2019 acquisitions of the global auto care and battery, lighting and power businesses from Spectrum Brands and the availability of sufficient indemnification for liabilities with respect to the acquisitions;
•our exposure to claims of product liability, labeling claims, commercial claims and other legal claims, and their impact on our results of operations and financial condition and any resulting product recalls or withdrawals;
•the impact on our business of increasing and changing regulation in the U.S. and abroad, including environmental laws, customs and tariff determinations, and tax laws, policies and regulations, and the uncertainty and cost of future compliance and consequences of noncompliance with applicable laws; and
•increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on sustainability issues, including those related to climate change.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 17, 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended December 31,
	2020	2019
Net sales	$848.6	$736.8
Cost of products sold (1)	510.7	435.5
Gross profit	337.9	301.3
Selling, general and administrative expense (1)	124.1	122.1
Advertising and sales promotion expense	49.6	46.8
Research and development expense (1)	7.6	8.9
Amortization of intangible assets	15.5	13.8
Interest expense	47.3	46.8
Loss on extinguishment of debt (2)	5.7	4.2
Other items, net (1)	0.8	—
Earnings before income taxes	87.3	58.7
Income tax provision	20.2	12.9
Net earnings from continuing operations	67.1	45.8
Net earnings from discontinued operations (3)	—	0.3
Net earnings	67.1	46.1
Mandatory preferred stock dividends (4)	(4.0)	(4.0)
Net earnings attributable to common shareholders	$63.1	$42.1

Basic net earnings per common share - continuing operations	$0.92	$0.60
Basic net earnings per common share - discontinued operations	—	0.01
Basic net earnings per common share	$0.92	$0.61

Diluted net earnings per common share - continuing operations (4)	$0.91	$0.60
Diluted net earnings per common share - discontinued operations	—	—
Diluted net earnings per common share (4)	$0.91	$0.60

Weighted average shares of common stock - Basic	68.5	69.1
Weighted average shares of common stock - Diluted (4)	73.5	70.2

(1) See the Supplemental Schedules - Non-GAAP Reconciliations attached which break out the Acquisition and integration related costs included within these lines.

(2) The Loss on the extinguishment of debt for the quarters ended December 31, 2020 and 2019 relate to the write off of deferred financing fees related to term loan refinancings in both December 2020 and 2019.

(3) Net of an income tax expense of $7.5 million for the quarter ended December 31, 2019.

(4) For the quarter ended December 31, 2020, the diluted net earnings per common share is assuming the conversion of the mandatory convertible preferred stock to 4.7 million of common stock, and excluding the mandatory preferred stock dividends from net earnings. For the quarter ended December 31, 2019, the conversion is not dilutive and the mandatory preferred stock dividends are included in the dilution calculation.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2020	September 30, 2020
Current assets
Cash and cash equivalents	$305.6	$459.8
Restricted cash	—	790.0
Trade receivables	335.8	292.0
Inventories	522.5	511.3
Other current assets	176.1	157.8
Total current assets	$1,340.0	$2,210.9
Property, plant and equipment, net	367.2	352.1
Operating lease assets	120.7	121.9
Goodwill	1,056.2	1,016.0
Other intangible assets, net	1,918.2	1,909.0
Deferred tax asset	26.2	24.3
Other assets	100.6	94.1
Total assets	$4,929.1	$5,728.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$4.1	$841.3
Current portion of capital leases	2.3	1.7
Notes payable	5.5	3.8
Accounts payable	390.2	378.1
Current operating lease liabilities	14.7	14.8
Other current liabilities	361.0	408.7
Total current liabilities	$777.8	$1,648.4
Long-term debt	3,345.0	3,306.9
Operating lease liabilities	110.5	111.9
Deferred tax liability	151.1	140.4
Other liabilities	215.1	211.6
Total liabilities	$4,599.5	$5,419.2
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	841.6	859.2
Retained earnings	(25.0)	(66.2)
Treasury stock	(182.4)	(176.9)
Accumulated other comprehensive loss	(305.3)	(307.7)
Total shareholders' equity	$329.6	$309.1
Total liabilities and shareholders' equity	$4,929.1	$5,728.3

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2020	2019
Cash Flow from Operating Activities
Net earnings	$67.1	$46.1
Net earnings from discontinued operations	—	0.3
Net earnings from continuing operations	67.1	45.8
Non-cash integration and restructuring charges	1.9	4.4
Depreciation and amortization	29.8	27.6
Deferred income taxes	7.7	2.8
Share-based compensation expense	4.0	7.2
Loss on extinguishment of debt	5.7	4.2
Non-cash items included in income, net	5.6	3.1
Other, net	(0.7)	2.6
Changes in current assets and liabilities used in operations	(44.8)	35.8
Net cash from operating activities from continuing operations	76.3	133.5
Net cash used by operating activities from discontinued operations	—	(10.0)
Net cash from operating activities	76.3	123.5
Cash Flow from Investing Activities
Capital expenditures	(8.4)	(11.7)
Proceeds from sale of assets	—	1.5
Acquisitions, net of cash acquired	(66.4)	(3.6)
Net cash used by investing activities from continuing operations	(74.8)	(13.8)
Net cash used by investing activities from discontinued operations	—	(2.4)
Net cash used by investing activities	(74.8)	(16.2)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	550.0	365.0
Payments on debt with maturities greater than 90 days	(1,383.3)	(400.3)
Net increase/(decrease) in debt with original maturities of 90 days or less	1.2	(4.0)
Premiums paid on extinguishment of debt	(55.9)	—
Debt issuance costs	(12.5)	(0.9)
Dividends paid on common stock	(22.7)	(22.7)
Dividends paid on mandatory convertible preferred stock	(4.0)	(4.0)
Common stock purchased	(21.3)	—
Taxes paid for withheld share-based payments	(6.7)	(9.4)
Net cash used by financing activities from continuing operations	(955.2)	(76.3)
Net cash used by financing activities from discontinued operations	—	(1.1)
Net cash used by financing activities	(955.2)	(77.4)

Effect of exchange rate changes on cash	9.5	5.1

Net (decrease)/increase in cash, cash equivalents, and restricted cash from continuing operations	(944.2)	48.5
Net decrease in cash, cash equivalents, and restricted cash from discontinued operations	—	(13.5)
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(944.2)	35.0
Cash, cash equivalents, and restricted cash, beginning of period	1,249.8	258.5
Cash, cash equivalents, and restricted cash, end of period	$305.6	$293.5

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2020
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and the loss on extinguishment of debt. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and the charges related to acquisition and integration costs have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration and the loss on extinguishment of debt.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration costs and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed two acquisitions in the first fiscal quarter of 2021, a battery plant in Indonesia on October 1, 2020 and a formulation company in the United States on December 1, 2020. These adjustments include the impact of the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales, adjusted R&D and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and the loss on extinguishment of debt.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities from continuing operations reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. The expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, loss on extinguishment of debt and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration and share based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter Ended December 31, 2020 (In millions - Unaudited)

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes, for the quarter December 31, 2020 and 2019, respectively, are presented below:

	Quarter Ended December 31,
	2020	2019
Net Sales
Americas	$586.6	$514.5
International	262.0	222.3
Total net sales	$848.6	$736.8
Segment Profit
Americas	155.9	129.2
International	59.8	52.2
Total segment profit	$215.7	$181.4
General corporate and other expenses (1)	(24.0)	(24.9)
Global marketing expense (2)	(9.4)	(6.1)
Research and development expense - Adjusted (3)	(7.5)	(8.5)
Amortization of intangible assets	(15.5)	(13.8)
Acquisition and integration costs (4)	(18.3)	(19.3)
Interest expense	(47.3)	(46.8)
Loss on extinguishment of debt	(5.7)	(4.2)
Other items, net - Adjusted (5)	(0.7)	0.9
Total earnings before income taxes	$87.3	$58.7
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.

(2) The quarter ended December 31, 2020 includes $4.9 million recorded in SG&A, and $4.5 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings. The quarter ended December 31, 2019 includes $2.9 million recorded in SG&A, and $3.2 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings.

(3) Research and development expense for the quarter ended December 31, 2020 included $0.1 million, respectively, and included $0.4 million for the quarter ended December 31, 2019 of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.

(4) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.

(5) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2020	2019
Batteries	$706.1	$621.9
Auto Care	101.8	78.7
Lights, Licensing and Other	40.7	36.2
Total net sales	$848.6	$736.8

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2020
(In millions, except for per share data- Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	Quarter Ended December 31,
	2020	2019
Net earnings attributable to common shareholders	$63.1	$42.1
Mandatory preferred stock dividends	(4.0)	(4.0)
Net earnings	67.1	46.1
Net earnings from discontinued operations	—	0.3
Net earnings from continuing operations	$67.1	$45.8
Pre-tax adjustments
Acquisition and integration (1)	18.3	19.3
Loss on extinguishment of debt	5.7	4.2
Total adjustments, pre-tax	24.0	23.5
After tax adjustments
Acquisition and integration	14.4	14.7
Loss on extinguishment of debt	4.7	3.2
Total adjustments, after tax	19.1	17.9
Adjusted net earnings from continuing operations (2)	$86.2	$63.7
Mandatory preferred stock dividends (3)	(4.0)	(4.0)
Adjusted net earnings from continuing operations attributable to common shareholders	$82.2	$59.7

Diluted net earnings per common share - continuing operations (3)	$0.91	$0.60
Adjustments
Acquisition and integration	0.20	0.21
Loss on extinguishment of debt	0.06	0.04
Adjusted diluted net earnings per diluted common share - continuing operations (3)	$1.17	$0.85
Weighted average shares of common stock - Diluted (3)	73.5	70.2
(1) See Supplemental Schedules - Non-GAAP Reconciliations for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.

(2) The effective tax rate for the quarters ended December 31, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 22.6% and 22.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(3) For the quarter ended December 31, 2020, the diluted net earnings per common share is assuming the conversion of the mandatory convertible preferred stock to 4.7 million of common stock, and excluding the mandatory preferred stock dividends from net earnings. For the quarter ended December 31, 2019, the conversion is not dilutive and the mandatory preferred stock dividends are included in the dilution calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter Ended December 31, 2020
(In millions, except per share data - Unaudited)

Net sales	Q1'21	% Chg	Q1'20	% Chg
Americas
Net sales - prior year	$514.5		$373.5
Organic	65.9	12.8%	(19.0)	(5.1)%
Impact of FY 2021 Acquisitions	7.3	1.4%	—	—%
Impact of Battery Acquisition	—	—%	107.1	28.7%
Impact of Auto Care Acquisition	—	—%	52.9	14.2%
Change in Argentina	2.8	0.5%	0.2	0.1%
Impact of currency	(3.9)	(0.7)%	(0.2)	(0.1)%
Net sales - current year	$586.6	14.0%	514.5	37.8%

International
Net sales - prior year	$222.3		$198.4
Organic	27.4	12.3%	(0.7)	(0.4)%
Impact of FY 2021 Acquisitions	2.3	1.0%	—	—%
Impact of Battery Acquisition	—	—%	18.4	9.3%
Impact of Auto Care Acquisition	—	—%	8.5	4.3%
Impact of currency	10.0	4.6%	(2.3)	(1.2)%
Net sales - current year	$262.0	17.9%	$222.3	12.0%

Total Net Sales
Net sales - prior year	$736.8		$571.9
Organic	93.3	12.7%	(19.7)	(3.4)%
Impact of FY 2021 Acquisitions	9.6	1.3%	—	—%
Impact of Battery Acquisition	—	—%	125.5	21.9%
Impact of Auto Care Acquisition	—	—%	61.4	10.7%
Change in Argentina	2.8	0.4%	0.2	—%
Impact of currency	6.1	0.8%	(2.5)	(0.4)%
Net sales - current year	$848.6	15.2%	736.8	28.8%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter Ended December 31, 2020
(In millions, except per share data - Unaudited)

Segment profit	Q1'21	% Chg	Q1'20	% Chg
Americas
Segment profit - prior year	$129.2		$116.1
Organic	25.8	20.0%	(17.1)	(14.7)%
Impact of FY 2021 Acquisitions	1.1	0.9%	—	—%
Impact of Battery Acquisition	—	—%	21.8	18.8%
Impact of Auto Care Acquisition	—	—%	9.1	7.8%
Change in Argentina	2.3	1.8%	(0.6)	(0.5)%
Impact of currency	(2.5)	(2.0)%	(0.1)	(0.1)%
Segment profit - current year	$155.9	20.7%	$129.2	11.3%
International
Segment profit - prior year	$52.2		$54.6
Organic	0.7	1.3%	(8.3)	(15.2)%
Impact of FY 2021 Acquisitions	0.2	0.4%	—	—%
Impact of Battery Acquisition	—	—%	6.1	11.2%
Impact of Auto Care Acquisition	—	—%	1.0	1.8%
Impact of currency	6.7	12.9%	(1.2)	(2.2)%
Segment profit - current year	$59.8	14.6%	$52.2	(4.4)%
Total Segment profit
Segment profit - prior year	$181.4		$170.7
Organic	26.5	14.6%	(25.4)	(14.9)%
Impact of FY 2021 Acquisitions	1.3	0.7%	—	—%
Impact of Battery Acquisition	—	—%	27.9	16.3%
Impact of Auto Care Acquisition	—	—%	10.1	5.9%
Change in Argentina	2.3	1.3%	(0.6)	(0.4)%
Impact of currency	4.2	2.3%	(1.3)	(0.6)%
Segment profit - current year	$215.7	18.9%	$181.4	6.3%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2020
(In millions, except per share data - Unaudited)

Gross profit	Q1'21	Q1'20
Net sales	$848.6	$736.8
Cost of products sold - adjusted	503.0	428.6
Adjusted Gross profit	$345.6	$308.2
Adjusted Gross margin	40.7%	41.8%
Acquisition and integration costs	7.7	6.9
Reported Cost of products sold	510.7	435.5
Gross profit	$337.9	$301.3
Gross margin	39.8%	40.9%

SG&A	Q1'21	Q1'20
Segment SG&A	$84.9	$84.1
Corporate SG&A	23.9	24.0
Global Marketing	4.9	2.9
SG&A Adjusted - subtotal	$113.7	$111.0
SG&A Adjusted % of Net sales	13.4%	15.1%
Acquisition and integration costs	10.4	11.1
Reported SG&A	$124.1	$122.1
Reported SG&A % of Net sales	14.6%	16.6%

Other items, net	Q1'21	Q1'20
Interest income	$(0.1)	$(0.1)
Foreign currency exchange loss/(gain)	1.3	(0.4)
Pension benefit other than service costs	(0.5)	(0.5)
Other	—	0.1
Other items, net - Adjusted	$0.7	$(0.9)
Acquisition foreign currency loss	—	2.2
Transition services agreement income	—	(0.3)
Other	0.1	(1.0)
Acquisition and integration cost	$0.1	$0.9
Total Other items, net	$0.8	$—

Acquisition and integration	Q1'21	Q1'20
Cost of products sold	$7.7	$6.9
SG&A	10.4	11.1
Research and development	0.1	0.4
Other items, net	0.1	0.9
Acquisition and integration related items	$18.3	$19.3

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter Ended December 31, 2020
(In millions, except per share data - Unaudited)

	Q1'21	Q4'20	Q3'20	Q2'20	LTM 12/31/20 (1)	Q1'20
Net earnings/(loss) from continuing operations	$67.1	$(41.7)	$29.0	$13.7	$68.1	$45.8
Income tax provision/(benefit)	20.2	(10.1)	9.9	8.2	28.2	12.9
Earnings/(loss) before income taxes	87.3	(51.8)	38.9	21.9	96.3	58.7
Interest expense	47.3	50.2	50.8	47.2	195.5	46.8
Loss on extinguishment of debt	5.7	90.7	—	—	96.4	4.2
Depreciation & Amortization	29.8	27.6	28.2	28.5	114.1	27.6
EBITDA	$170.1	$116.7	$117.9	$97.6	$502.3	$137.3
Adjustments:
Acquisition and integration costs	18.3	20.4	11.4	16.9	67.0	19.3
Share-based payments	4.0	3.3	5.3	8.7	21.3	7.2
Adjusted EBITDA	$192.4	$140.4	$134.6	$123.2	$590.6	$163.8
(1) LTM defined as the latest 12 months for the period ending December 31, 2020.

Free Cash Flow	Q1'21 YTD	Q1'20 YTD
Net cash from operating activities from continuing operations	$76.3	$133.5
Capital expenditures	(8.4)	(11.7)
Proceeds from sale of assets	—	1.5
Free cash flow from continuing operations - subtotal	$67.9	$123.3
Cash paid for acquisition and integration expenses	15.7	8.0
Cash paid for integration related capital expenditures	6.6	5.4
Adjusted Free cash flow	$90.2	$136.7

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2021 Outlook
(In millions, except per share data - Unaudited)

Fiscal Year 2021 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings from continuing operations			EPS from continuing operations
Fiscal Year 2021 - GAAP Outlook	$114	to	$145	$1.42	to	$1.85
Impacts:
Acquisition and integration costs, net of tax benefit	54	to	46	0.78	to	0.66
Loss on extinguishment of debt	62		62	0.90		0.89
Fiscal Year 2021 - Adjusted Outlook	$230	to	$253	$3.10	to	$3.40

Fiscal Year 2021 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings from continuing operations	$114	to	$145
Income tax provision	23	to	52
Earnings before income taxes	$137	to	$197
Interest expense	170	to	160
Loss on extinguishment of debt	81		81
Amortization	62	to	60
Depreciation	57	to	54
EBITDA	$507	to	$552
Adjustments:
Integration costs	70	to	60
Share-based payments	23		18
Adjusted EBITDA	$600	to	$630

Fiscal Year 2021 Outlook Reconciliation - Adjusted Free Cash Flow
(in millions, except per share data)
Net cash from operating activities	$315	to	$355
Capital expenditures	80	to	75
Free cash flow	$235	to	$280
Adjustments:
Integration costs	50	to	40
Integration related capital expenditures	40	to	30
Adjusted free cash flow	$325	to	$350